Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of her name as a Director Nominee in the registration statement on Form S-11, and any amendments thereto, to be filed by Apollo Realty Income Solutions, Inc.

/s/ Lisa Coca
Name: Lisa Coca

Dated: May 18, 2022